EXHIBIT 4.1

INX INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Code Section 423 (including any amendments or replacements of such Section). The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of Code Section 423 and the applicable guidance of the Internal Revenue Service related thereto.

2. Definitions.

(a) ”Board” means the Board of Directors of the Company.

(b) ”Code” means the Internal Revenue Code of 1986, as amended.

(c) ”Common Stock” means the Common Stock of the Company.

(d) ”Company” means INX, Inc., a Delaware corporation.

(e) ”Compensation” means all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workmen’s compensation payments, sabbatical payments, car allowances, tuition, relocation payments, expense reimbursements and any income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or of any Designated Subsidiary, and further provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Code Sections 125 or 401(k) shall be treated as if the participant did not make such election.

(f) ”Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) transfers between locations of the Company or between the Company and its Designated Subsidiaries, or (ii) any sick leave, military leave, or any other leave of absence approved by the Company, provided that any such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

(g) ”Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(h) ”Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

(i) ”Designated Subsidiaries” means the Subsidiaries which have been designated by the Plan Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(j) ”Employee” means any common law employee of the Company or one of its Designated Subsidiaries.

(k) ”Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) ”Fair Market Value” means the market price of a Share as determined in good faith by the Board. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:

(i) If the Shares are admitted to trading on any established national stock exchange or market system on the date in question then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or

(ii) if the Shares are admitted to quotation or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in such source as the Board deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Board in good faith on such basis as it deems appropriate.

(m) ”Offering Date” means the first trading day of each Offering Period under the Plan.

(n) ”Offering Period” means a period of a duration to be determined by the Plan Administrator prior to the commencement of the Offering Period as set forth in Section 4(a).

(o) ”Plan” means this INX, Inc. 2008 Employee Stock Purchase Plan.

(p) ”Plan Administrator” means the Board or a committee comprised of at least two or more Board members appointed from time to time by the Board.

(q) ”Purchase Date” means the last trading day of each Purchase Period under the Plan.

(r) ”Purchase Period” means a period within an Offering Period of a duration to be determined by the Plan Administrator prior to the commencement of the Purchase Period as set forth in Section 4(b) .

(s) ”Purchase Price” means with respect to a Purchase Period an amount equal to eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be eighty-five percent (85%) of the Approval Date Fair Market Value or the Fair Market Value of a Share on the Purchase Date, whichever is lower.

(t) ”Share” means a share of Common Stock.

(u) ”Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of grant of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

3. Eligibility.

(a) Any person who is an Employee and who meets the eligibility provisions for an Offering Period set forth in Section 3(b) below as of a date on or prior to the Offering Date established by the Plan Administrator shall be eligible to participate in such Offering Period, subject to the requirements of Section 5(a) and the limitations imposed by Code Section 423(b), and provided however that eligible Employees may not participate in more than one Offering Period at a time.

(b) Subject to Section 3(a) above and only to the extent determined by the Plan Administrator for all Employees prior to the applicable deadline date established by the Plan Administrator for an Offering Period, any Employee, other than the Employees set forth below, shall be eligible to participate in such Offering Period:

(i) Employees who are customarily employed for twenty (20) hours or less per week; and

(ii) Employees who are customarily employed for five (5) months or less in a calendar year.

(c) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i.e., be permitted to participate in an Offering Period) (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Code Section 424(d)) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all Code Section 423 employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods and Purchase Periods.

(a) Offering Periods. The Plan shall be implemented by a series of Offering Periods, which may or may not be consecutive and each of which will be of such duration as determined by the Plan Administrator prior to the commencement of the Offering Period, provided that no Offering Period may exceed twenty-seven (27) months. Offering Periods may commence at any time as determined by the Plan Administrator (e.g., at quarterly or semi-annual intervals over the term of the Plan). The Company will announce the date each Offering Period will commence and the duration of that Offering Period in advance of the first day of such Offering Period. The Plan shall continue until terminated in accordance with Section 19 hereof. The Plan Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected, or later if permitted by applicable law.

(b) Purchase Periods. Each Offering Period shall consist of one (1) or more Purchase Periods as determined by the Plan Administrator. The last trading day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. Subject to Section 2(r), the Plan Administrator shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected, or later, if permitted by applicable law.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company in such manner and at such time prior to the applicable Offering Date as specifically required by the Company, unless a later time for filing the subscription agreement is set by the Company for all eligible Employees with respect to a given Offering Period. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be submitted as Contributions under the Plan. A participant may increase or decrease the rate of such Contributions for any Offering Period by filing with the Company a new subscription agreement prior to the beginning of such Offering Period, or such other time as specified by the Plan Administrator.

(b) Payroll deductions shall commence with the first payroll paid following the Offering Date and shall end with the last payroll paid on or prior to the applicable Purchase Date for the Purchase Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method of Payment of Contributions.

(a) A participant shall elect to have payroll deductions submitted as Contributions on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) (or such lesser or greater percentage as the Plan Administrator may establish from time to time before an Offering Date or if permitted under applicable law, the first day of any Purchase Period) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not (i) make any additional payments into such account or (ii) change the rate of his or her payroll deductions with respect to an Offering Period or Purchase period, except as permitted by the Plan Administrator; provided, however, that a participant may discontinue his or her participation in the Plan as provided in Section 10.

(b) Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 3(b) above, the Company may decrease a participant’s payroll deductions during any Purchase Period to zero percent (0%). Payroll deductions shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7. Grant of Option. On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13, and such purchase may be subject to a limitation on the maximum number or value of Shares that may be purchased by an Employee that is established by the Plan Administrator, subject to compliance with applicable law.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option that are permitted to be purchased pursuant to the Plan will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares may be purchased under the Plan. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account, without interest, for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 below. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of the Shares purchased upon exercise of his or her option.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan prior to any Purchase Date by giving written notice to the Company on or prior to the deadline date before the end of the Purchase Period specified by the Company. Upon any such election to withdraw, all of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Contributions to such other person as the Company may determine.

(c) In the event an Employee fails to remain in Continuous Status as an Employee for at least twenty (20) hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

11. Automatic Withdrawal. If the Fair Market Value of the Shares on any Purchase Date of an Offering Period is less than the Fair Market Value of the Shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first trading day subsequent to such Purchase Period.

12. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13. Share Reserve.

(a) Subject to adjustment as provided in Section 18, the maximum number of Shares which shall be made available for sale under the Plan shall be five-hundred thousand (500,000) Shares. Such Shares shall be authorized but unissued Shares or treasury Shares. If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and the Company shall (x) continue all Offering Periods then in effect, or (y) terminate any or all Offering Periods then in effect pursuant to Section 19 below. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(b) The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Plan shall be supervised and administered by the Plan Administrator. The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, and to adopt such rules and regulations not inconsistent with the Plan for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without any effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the maximum number of Shares which may be purchased by a participant in a Purchase Period specified pursuant to Section 7 above, and the price per Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares (including any such change in the number of Shares effected in connection with a change in domicile of the Company), subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, change in corporate structure or other similar occurrence, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan or any option.

(b) Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Purchase Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Plan Administrator. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute outstanding options, then all outstanding options under the Plan shall automatically be exercised immediately prior to the consummation of such action by applying all sums previously collected from participants during the Purchase Period of such transaction to the purchase of whole Shares, subject, however, to all other applicable provisions of the Plan, including the limits of Section 3(b). For purposes of this Section 18, an option shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Code Section 424(e)), the Plan Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

(c) Acquisitions and Dispositions.  The Plan Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for participants who will cease to be Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with any applicable law, rule or regulation, the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) For purposes of clarity, without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Plan Administrator may change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount of payroll deductions that may be withheld during an Offering Period or Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. Notwithstanding anything to the contrary contained in the Plan, to the extent permitted by applicable law, the Company or a third party designated by the Company may provide copies of the Plan and any related Plan documentation (including subscription and other documents related to participation in the Plan) to Employees by electronic delivery or other paperless technology and, if permitted by the Company, eligible Employee may submit any subscription agreement or any other Plan related documents or make Plan-related decisions electronically or via other paperless technology in accordance with such procedures as may be established by the Company from time to time.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable laws, rules and regulations, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan; Effective Date. The Plan shall become effective upon its approval by the Company’s stockholders. It shall continue in effect to May 31, 2018 unless sooner terminated under Section 19.

23. General Provisions

(a) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

(b) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Designated Subsidiaries for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c) The provisions of the Plan shall be governed by the laws of the State of Texas.